Filed by Temecula Valley Bancorp, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-148640
Summary of Terms
Temecula Valley Statutory Trust VI
9.45% Trust Preferred Securities
Liquidation Amount $10 per Preferred Security
Fully, irrevocably and unconditionally guaranteed, on a subordinated basis, as described in the prospectus, by
Temecula Valley Bancorp Inc.

Issuer:	Temecula Valley Statutory Trust VI

Guarantor:	Temecula Valley Bancorp Inc.

Description:	9.45% Trust Preferred Securities

Ratings:	NR / NR

Trade Date:	January 14, 2008

Settlement Date:	January 17, 2008

Amount:	$19,250,000 (representing 1,925,000 Trust Preferred Securities)

Overallotment Option:	$2,887,500 (representing 288,750 Trust Preferred Securities)

Maturity Date:	March 30, 2038

Interest Payment Dates:	Quarterly on the 30th of March, June, September, and December

First Coupon:	Interest will accrue from January 17, 2008 and be payable on March 30, 2008

Day Count:	30 / 360

Deferral Provisions:	Interest payments may be deferred for one or more 20 consecutive quarterly interest payment dates on the terms set forth in the prospectus

Redemption of the Trust Preferred Securities:	At the Issuer’s option, the Trust Preferred Securities may be redeemed at 100% of their liquidation amount all or in part at any time on or after March 30, 2013, plus accrued and unpaid distributions to the date of redemption

Issue Price:	$10 per Trust Preferred Security

Gross Proceeds:	$19,250,000

Net Proceeds to Temecula Valley:	$18,528,125, after underwriting expenses and commissions

Use of Proceeds:	General corporate purposes

Listing:	Nasdaq Global Market

CUSIP / ISIN:	879734200 / US8797342008

Lead Managing Underwriter:	Howe Barnes Hoefer & Arnett, Inc.

Co-Managing Underwriter:	Wunderlich Securities, Inc.
Temecula Valley Statutory Trust VI and Temecula Valley Bancorp Inc. have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Temecula Valley Statutory Trust VI and Temecula Valley Bancorp Inc. have filed with the SEC for more complete information about Temecula Valley Statutory Trust VI, Temecula Valley Bancorp Inc., and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number for the registration statement is 333-148640. Alternatively, you can request the prospectus by calling your sales representative at 1-800-800-4693.